Exhibit 12

                         TELEPHONE AND DATA SYSTEMS, INC.
                        RATIO OF EARNINGS TO FIXED CHARGES
                   For the Nine Months Ended September 30, 1994
                              (Dollars In Thousands)



   EARNINGS:
     Income from Continuing Operations before
       income taxes                                        $  75,299

       Add (Deduct):
          Minority Share of Cellular Losses                      (97)
          Earnings on Equity Method                          (22,548)
          Distributions from Minority Subsidiaries            11,739
          Amortization of Non-Telephone Capitalized
            Interest                                              19
          Minority interest in majority-owned subsidiaries
            that have fixed charges                            4,114
                                                           ---------
                                                              68,526

       Add fixed charges:
          Consolidated interest expense                       28,644
          Interest Portion (1/3) of Consolidated
            Rent Expense                                       3,685
          Amortization of debt expense and discount
            on indebtedness                                      117
                                                           ---------
                                                           $ 100,972
                                                           =========

   FIXED CHARGES:
     Consolidated interest expense                         $  28,644
     Interest Portion (1/3) of Consolidated
        Rent Expense                                           3,685
     Amortization of debt expense and discount
        on indebtedness                                          117
                                                           ---------
                                                           $  32,446
                                                           =========

   RATIO OF EARNINGS TO FIXED CHARGES                           3.11
                                                           =========

     Tax-Effected Redeemable Preferred Dividends           $   1,733
     Fixed Charges                                            32,446
                                                           ---------
       Fixed Charges and Redeemable Preferred Dividends    $  34,179
                                                           =========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND REDEEMABLE PREFERRED DIVIDENDS                         2.95
                                                           =========

     Tax-Effected Preferred Dividends                      $   3,107
     Fixed Charges                                            32,446
                                                           ---------
       Fixed Charges and Preferred Dividends               $  35,553
                                                           =========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                    2.84
                                                           =========
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